Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES 2006 EARNINGS

2006 Highlights	For Immediate Release
    Total assets reach $500 million
    Total loans increase $32 million
    Total deposits increase $41 million
    Trust and Wealth management continues to expand with $119 million assets under management
    Grosse Pointe branch provides solid growth

MOUNT CLEMENS, Mich., February 1, 2007 -- Community Central Bank Corporation (NASDAQ:CCBD), the holding company for Community Central Bank, today reported earnings of $2,096,000 for the year ended December 31, 2006, or $0.54 per diluted share, compared with net income of $3,073,000, or $0.82 per diluted share for the year ended December 31, 2005, a decrease of 31.8%.

For the fourth quarter of 2006, the Corporation reported net income of $152,000, or $0.04 per diluted share, down 79.5% from $740,000, or $0.19 per diluted share for the fourth quarter ended 2005. Net income was lower in the fourth quarter of 2006 compared to 2005 due in part to a larger provision for loan losses coupled with operational costs associated with a growing trust and wealth management division and pressure on net interest income from an increased cost of deposit funding.

David A. Widlak, President and CEO commented, "In 2006, we successfully executed our business plan initiatives of integrating trust and wealth management into our core banking operations as well as expanding our customer base at our new Grosse Pointe branch. Our commercial lending group continued to provide solid loan growth in what was a very competitive environment. The new Grosse Pointe branch supplemented our solid loan growth and perhaps, more importantly generated valuable core deposits. We continue to focus on serving our core customers with a full array of banking products provided by exceptional professionals in all segments of our operations. In the fourth quarter, we made an increased provision to the allowance for loan losses, as the southeastern area of Michigan continued to see further economic softening. Asset quality has always been a top corporate priority as we continue to monitor the performance of the loan portfolio in changing economic conditions. Looking forward, we continue to structure the Corporation to take advantage of growth opportunities, and we look forward to the challenges presented to us."

Net interest income was $12.6 million for 2006 compared to $12.7 million reported for 2005. Net interest margin for 2006 was 2.83%, as measured on a tax equivalent basis, compared with 3.23% for 2005. The decrease in net interest margin was primarily the result of a flat to inverted yield curve environment, coupled with a highly competitive loan and deposit-pricing environment. Net interest income was $3.1 million for the fourth quarter of 2006 compared with $3.2 million for the fourth quarter of 2005. Net interest margin for the fourth quarter of 2006 was 2.66% compared to 3.13% for the fourth quarter of 2005, as economic and competitive conditions continued to compress net interest margin. Mr. Widlak commented, "Our net interest margin is reflective of the difficult environment all banks have faced in 2006. We continue to focus on our core customers and diversify from interest sensitive products. Furthermore, we believe by growing our fee based business relationships through our wealth management and trust divisions, we will diversify our revenue sources in the future. We expect

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Community Central Bank Corp.
Q4/12-month 2006 results

that the investment we made in 2006, in that infrastructure, will provide valuable returns in coming years."

Net loan charge-offs for 2006 totaled 9 basis points or $315,000. Total nonperforming loans as a percentage of total loans was 1.29% at December 31, 2006, compared with 0.99% at December 31, 2005. The allowance for loan losses was $3.8 million at December 31, 2006, or 1.04% of total loans, versus $3.6 million, or 1.07% at December 31, 2005, respectively. Although, nonperforming loans increased, these loans are comprised of well-secured residential and commercial real estate loans.

Noninterest income for 2006 of $4.9 million increased $126,000, or 2.6% over 2005. Increases in fiduciary income, deposit service charges and other fee based revenue were offset by the declines in fee income experienced from mortgage banking activities. Noninterest income for the fourth quarter of 2006 was $1.2 million and decreased $132,000, or 10.1%, from the fourth quarter of 2005. The decrease was attributable to a decrease in mortgage banking income, comprising gains on the sale of residential mortgages, which decreased $293,000, or 28% compared to the fourth quarter of 2005 and parallels the slowness experienced throughout the Michigan markets. Other income of $240,000 increased $110,000, or 84.6% compared to the fourth quarter of 2005. The increase was due in part to servicing income, gains on the sale of commercial mortgages and fee income from Wealth Management services.

Noninterest expense for 2006 of $14.5 million increased 10.5%, or $1.4 million over 2005. The increase was largely attributable to an increase in salary, benefits and payroll expense associated with the Trust, Wealth Management and Grosse Pointe branch. Investment in general infrastructure and costs associated with the Grosse Pointe facility, which opened in June of 2006, increased occupancy expense for the year and quarterly reporting periods. Total noninterest expense in the fourth quarter of 2006, increased $320,000, or 9.1% over the fourth quarter of 2005, primarily in the area of salary, benefits and payroll taxes.

At December 31, 2006, the Corporation's total assets were $505.0 million, an increase of $43.0 million, or 9.3% from December 31, 2005. Total loans of $367.3 million increased $32.3 million, or 9.7% from December 31, 2005. The largest area of loan growth occurred in commercial real estate loans, which increased $35.1 million over the prior period. Total deposits of $355.9 million increased $41.5 million, or 13.2%, over December 31, 2005. The deposit growth was comprised of corporate checking, NOW, money market, and savings of $17.3 million and time deposits of $24.2 million. All deposit growth, including time deposits, was attributable to local deposits, as brokered and internet certificates of deposit decreased $2.3 million during 2006. Total stockholder's equity increased $1.1 million to $36.7 million at December 31, 2006, from December 31, 2005. The increase in equity was primarily due to net income and was offset by cash dividends paid.

The Corporation recently announced its intention to repurchase up to 5% of its outstanding shares in the open market or privately negotiated transactions. These shares will be purchased at prevailing market prices from time to time over a twelve- month period depending upon market conditions.

About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St.

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Community Central Bank Corp.
Q4/12-month 2006 results

Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Northwest Indiana, Northern Illinois, Central Ohio, Raleigh, North Carolina and Tampa, Florida. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NASDAQ:CCBD)
Summary of Selected Financial Data

	Three months ended December 31,		Twelve months ended December 31,
	Unaudited	Unaudited	Unaudited	Audited
	2006	2005	2006	2005
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$7,035	$5,718	$26,732	$21,120
Taxable securities	801	681	3,203	2,294
Tax-exempt securities	307	232	1,241	613
Federal funds sold	133	13	299	203

Total interest income	8,276	6,644	31,475	24,230

Interest expense
Deposits	3,905	2,248	13,586	7,688
Rep Agreement and Fed Funds	127	99	432	245
FHLB Advances	953	880	3,936	2,865
ESOP loan interest	2	3	10	11
Subordinated debentures	237	206	928	746

Total interest expense	5,224	3,436	18,892	11,555

Net Interest Income	3,052	3,208	12,583	12,675

Provision for credit losses	300	----	550	100
Net Interest Income after Provision	2,752	3,208	12,033	12,575

Noninterest income
Fiduciary income	87	64	289	133
Deposit service charges	92	76	357	297
Net realized security gains	11	(1)	8	56
Mortgage banking income	746	1,039	3,376	3,752
Other income	240	130	905	571

Total noninterest income	1,176	1,308	4,935	4,809

Noninterest expense
Salaries, benefits and payroll taxes	2,411	2,072	8,768	7,689
Occupancy expense	479	474	1,865	1,635
Other operating expense	952	976	3,876	3,808

Total noninterest expense	3,842	3,522	14,509	13,132

Income before taxes	86	994	2,459	4,252

Provision for income taxes	(66)	254	363	1,179

Net Income	$152	$740	$2,096	$3,073

Memo: Net interest income (fully tax-equivalent)	3,212	3,330	13,226	12,995

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Community Central Bank Corporation (NASDAQ:CCBD)
Summary of Selected Financial Data - continued

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
PER SHARE DATA
Basic earnings per share	$0.04	$0.19	$0.55	$0.84
Diluted earnings per share	$0.04	$0.19	$0.54	$0.82
Book value per share	$9.57	$9.27	$9.57	$9.27
Basic average shares outstanding (000's)	3,815	3,806	3,823	3,640
Diluted average shares outstanding (000's)	3,877	3,892	3,886	3,733
Actual shares outstanding (000's)	3,830	3,831	3,830	3,831
Net interest margin (fully tax-equivalent)	2.66%	3.13%	2.83%	3.23%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited December 31, 2006	Audited December 31, 2005
	(In thousands)
Assets
Cash and equivalents	$24,726	$11,000
Investments	86,473	89,602
Residential mortgage loans held for sale	3,441	4,286
Loans	367,282	334,951
Allowance for loan losses	(3,815)	(3,580)
Other Assets	26,921	25,753

Total Assets	$505,028	$462,012

Liabilities and stockholders' equity
Deposits	$355,856	$314,373
Repurchase agreements	15,688	13,184
Federal Home Loan Bank advances	83,528	86,545
Other liabilities	2,981	2,068
Subordinated debentures	10,310	10,310
Stockholders' equity	36,665	35,532

Total Liabilities and Stockholders' Equity	$505,028	$462,012

OTHER DATA

Allowance for loan losses to total loans	1.04%	1.07%
Nonperforming loans to total loans	1.29%	0.99%
Nonperforming assets to total assets	0.96%	0.74%
Stockholders' equity to total assets	7.26%	7.69%
Tier 1 Leverage Ratio	9.01%	9.94%

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